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                                                                    EXHIBIT 99.1

CONTACTS:   Cathy L. Wood
            PIA Merchandising Services, Inc.

            (949) 476-2200

            Roger S. Pondel/Gary S. Maier
            Pondel Parsons & Wilkinson
            (310) 207-9300

                              FOR IMMEDIATE RELEASE

              PIA MERCHANDISING AND SPAR COMPANIES COMPLETE MERGER
       -- CREATES ONE OF THE LARGEST PROVIDERS OF OUTSOURCED MARKETING AND
                        RETAIL MERCHANDISING SERVICES --

         IRVINE, CALIFORNIA -- JULY 8, 1999 -- PIA Merchandising Services, Inc. (Nasdaq: PIAM) today announced that its shareholders approved the previously announced proposed merger with the SPAR Companies, headquartered in Tarrytown, New York, and that the merger was consummated following such approval. PIA will operate under the name SPAR Group, Inc. and trade under the symbol SGRP, effective July 9, 1999.

         The combination creates one of the nation's largest providers of outsourced marketing and retail merchandising services, with an estimated 1998 combined annual sales of approximately $197 million.

         Under the terms of the transaction, PIA issued approximately 12.8 million shares of PIA stock to stockholders of the SPAR Companies.

         Robert G. Brown, chairman, chief executive officer and president of the SPAR Companies, was named chairman, chief executive officer and president of the combined company. Terry R. Peets, formerly president and chief executive officer of PIA, and Bill Bartels formerly Senior Vice President of the SPAR Companies, are now vice chairmen of the combined company, and Cathy Wood, PIA's executive vice president and chief financial officer, retains her position in the combined company.

         "We have made significant progress over the past several months planning a smooth

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transition that we believe will create tremendous economies of scale and enable us to offer our customers substantially expanded services. We believe the new organization will provide a quantum leap in technological sophistication. A key component will be our use of proprietary, Internet technology, which already is being used to collect and distribute store-level information to our customers on a real-time basis, and to manage the activities of our field force" said Brown.

         Peets added, "We believe the savings created by combining the companies will be significant and will take effect almost immediately. Our goals in this merger were to create value for PIA shareholders while improving service to our customers, and we are confident we have done so with this combination."

         SPAR Group's focus will be on providing clients a wide array of marketing and sales solutions through a single point of contact. The combined company will serve more than 18,000 grocery stores, 6,200 drug stores and 8,800 mass merchandiser stores with retail merchandising. The company also offers incentive marketing, teleservices, database marketing, and marketing research services.

         Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. The company's actual results could differ materially from those indicated by such statements as a result of various factors including, failure to achieve expected synergies as a result of the merger and other factors discussed in PIA's Definitive Proxy Statement, Form 10-K and Form 10-Q on file with the SEC and other filings made with the SEC from time to time.

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